EXHIBIT 12



                        CITIZENS COMMUNICATIONS COMPANY
       Statement Showing Computation of Ratio of Earnings to Fixed Charges
                 and Ratio of Earnings to Combined Fixed Charges
                      for the year ended December 31, 2000
                             (DOLLARS IN THOUSANDS)

                                                                                                       Ratio of
                                                                                      Ratio of        Earnings to
                                                                                    Earnings to     Combined Fixed
                                                                                   Fixed Charges       Charges
                                                                                  ----------------  ---------------
     Pre-tax income before dividends on convertible preferred securities and
        discontinued operations                                                       $ (49,993)       $ (49,993)

     Income or loss from equity investees                                                (1,935)          (1,935)

     Minority interest                                                                  (12,222)         (12,222)
                                                                                  -----------------  --------------

     Pre-tax income from continuing operations before adjustment for minority interest
         in consolidated subsidiaries or income or loss from equity investees           (64,150)         (64,150)

     Fixed charges                                                                      206,650          216,713

(a)  Amortization of capitalized interest                                                     -                -

     Distributed income of equity investees                                                 800              800

     Interest capitalized                                                                (4,766)          (4,766)

     Preference security dividend requirements of consolidated subsidiaries             (10,063)         (10,063)

(b)  Minority interest in pre-tax income of subsidiaries that have not incurred
     fixed charges                                                                            -                -
                                                                                  ----------------   -------------

     Total earnings                                                                     128,471          138,534
                                                                                  ----------------   -------------

     Ratio of earnings to fixed charges                                                    0.62
                                                                                  ================

     Ratio of earnings to combined fixed charges                                                            0.64
                                                                                                     =============